UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2004

ASPEN TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24786	04-2739697
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

Ten Canal Park, Cambridge MA		02141
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (617) 949-1000

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

CFR 240.14d-2(b))

                ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On December 7, 2004, we entered into an employment agreement with Mark Fusco, pursuant to which Mr. Fusco has agreed to serve as our president and chief executive officer beginning January 3, 2005 at an annual salary of $400,000.   Mr. Fusco will receive a guaranteed bonus of $200,000 upon completion of six months of service with us and an additional guaranteed bonus of $200,000 following completion of twelve months of service with us.  Thereafter, any bonuses payable to Mr. Fusco will be based on a review by the compensation committee of our board of directors of Mr. Fusco’s performance against established performance targets and will be payable at such time as other executive bonuses are paid.  In addition, in the event that Mr. Fusco’s bonus from Ajilon Consulting is not paid on or before March 31, 2005, we have agreed to pay Mr. Fusco up to $200,000 upon assignment to us of his claim to receive his bonus payment from Ajilon.

                Under the terms of the employment agreement, Mr. Fusco will be entitled to receive an option to purchase 1,100,000 shares of our common stock, 500,000 of which will be immediately vested and the remaining 600,000 vesting in sixteen equal quarterly installments, beginning at the end of the first full quarter following the date of grant.  This option will be granted no sooner than the third and no later than the tenth business day following the later to occur of:

•                  the date on which we shall have filed all reports required to be filed by us under Section 13 of the Securities Exchange Act of 1934, as amended; and

•                  January 3, 2005.

In the event of termination of Mr. Fusco’s employment (other than for the reasons set forth below), including termination of his employment within six months of a change in control (as defined below) or termination of employment by Mr. Fusco for “good reason” (which includes constructive termination, relocation, or reduction in salary or benefits), Mr. Fusco will be entitled to a lump sum severance payment equal to two times the sum of:

•                  the amount of Mr. Fusco’s annual base salary in effect immediately prior to notice of termination (or in the event of termination within six months of a change in control, then the amount of his annual base salary in effect immediately prior to the change in control, if higher); and

•                  the amount of the average of the annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately preceding the notice of termination (or in the event of termination within six months of a change in control, then the amount of the average annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately prior to the change in control, if higher) or the occurrence of a change in control, as the case may be.

In addition, in lieu of any further life, disability, and accident insurance benefits otherwise due to Mr. Fusco following his termination (other than for the reasons set forth below), including termination within six months of a change in control, we will pay Mr. Fusco a lump sum amount equal to the estimated cost (as determined in good faith by us) to Mr. Fusco of providing such benefits, to the extent that Mr. Fusco is eligible to receive such benefits immediately prior to notice of termination, for a period of two years commencing on the date of termination.  We will also pay all health insurance due to Mr. Fusco for a period of two years commencing on the date of termination.

Mr. Fusco’s employment agreement provides that the payments received by him relating to termination of his employment will be increased in the event that these payments would subject him to excise tax as a parachute payment under Section 4999 of the Internal Revenue Code. The increase would be equal to an amount necessary for Mr. Fusco to receive, after payment of such tax, cash in an amount equal to the amount he would have received in the absence of such tax.  However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount that could be paid without causing an imposition of the excise tax.  In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount.  We agree to indemnify Mr. Fusco for the amount of any penalty applicable to any payments Mr. Fusco receives from us as a result of his termination or assignment of his Ajilon bonus claim that are imposed by Section 409A of the Internal Revenue Code.

                However, in the event that Mr. Fusco’s employment is terminated for one or more of the following reasons, then Mr. Fusco will not be entitled to the severance payments described above:

•                  by us for “cause” (as defined below);

•                  by reason of Mr. Fusco’s death or disability;

•                  by Mr. Fusco without good reason (unless such resignation occurs within six months following a change in control); or

•                  after Mr. Fusco shall have attained age 70.

Under the terms of Mr. Fusco’s employment agreement, in the event of a “potential change in control” (as defined below), Mr. Fusco agrees to remain in our employment until the earliest of:

•                  a date which is three months from the date of such potential change in control;

•                  the date of a change in control;

•                  the date of termination by Mr. Fusco of his employment for good reason or by reason of death or retirement; and

•                  the termination by us of Mr. Fusco’s employment for any reason.

For the purposes of Mr. Fusco’s employment agreement, “cause” for our terminating Mr. Fusco means:

•                  the willful and continued failure by Mr. Fusco to substantially perform the his duties for us after delivery by our board of a written demand for performance (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a notice of termination for good reason);

•                  the willful engaging by Mr. Fusco in gross misconduct which is demonstrably and materially injurious to us or any of our subsidiaries, monetarily or otherwise; or

•                  the entry of a plea of guilty or nolo contendere by Mr. Fusco to any felony.

For the purposes of Mr. Fusco’s employment agreement, a “change in control” is deemed to have occurred if any of the following conditions shall have been satisfied:

•                  continuing directors cease to constitute more than two-thirds of the membership of the board;

•                  any person or entity acquires, directly or indirectly, beneficial ownership of 50% or more of the combined voting power of our then outstanding voting securities;

•                  a change in control occurs of a nature that we would be required to report on a Current Report on Form 8-K or pursuant to Item 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form under the Securities Exchange Act of 1934, as in effect at the time of the change, whether or not we are then subject to such reporting requirement, including our merger or consolidation with any other corporation, other than

•                  a merger or consolidation where (1) our voting securities outstanding immediately prior to such transaction continue to represent 51% or more of the combined voting power of the voting securities of the surviving or resulting entity outstanding immediately after such transaction, and (2) our directors immediately prior to such merger or consolidation continue to constitute more than two-thirds of the membership of the board of the surviving or combined entity following such transaction; or

•                  a merger or consolidation effected to implement our recapitalization of (or similar transaction) in which no person or entity acquires 25% or more of the combined voting power of our then outstanding securities; or

•                  our stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets (or any transaction having a similar effect).

For the purposes of Mr. Fusco’s employment agreement, a “potential change in control” is deemed to have occurred if any of the following conditions shall have been satisfied:

•                  we enter into an agreement, the consummation of which would result in the occurrence of a change in control;

•                  we or anyone else publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change in control;

•                  any person or entity becomes the beneficial owner, directly or indirectly, of 15% or more of the combined voting power of our then outstanding securities (entitled to vote generally for the election of directors); or

                                                our board adopts a resolution to the effect that, for purposes of Mr. Fusco’s employment agreement, a “potential change in control” has occurred.

Mr. Fusco’s employment agreement is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 7, 2004, our board of directors appointed Mark Fusco as our president and chief executive officer, effective January 3, 2005.  Mr. Fusco has served as one of our Class III directors since December 2003 and will continue to serve as a Class III director until the 2006 annual meeting of stockholders or until his earlier resignation or removal.  Our Series D-1 convertible preferred stockholders elected Mr. Fusco to our board of directors as one of their designees pursuant to the terms of our charter.

Since 2002, Mr. Fusco has served as president and chief operating officer of Ajilon Consulting, an information technology consulting firm, and served as its executive vice president from 1999 to 2002.  Mr. Fusco was a co-founder of Software Quality Partners, an information technology consulting firm specializing in software quality assurance and testing that was acquired by Ajilon Consulting in 1999, and served as its president from 1994 to 1999.  From 1994 to 1999, Mr. Fusco also served as president of Analysis and Computer Systems Inc., a producer of simulation and test equipment for digital communications in the defense industry.  Prior to his business career, Mr. Fusco was a professional ice hockey player and member of the National Hockey League team the Hartford Whalers and was a member of the 1984 U.S. Olympic Ice Hockey Team.  Mr. Fusco holds a B.A. in Economics from Harvard College and an M.B.A from Harvard Graduate School of Business Administration.  Mr. Fusco is 42 years old.

On December 7, 2004, we entered into an employment agreement with Mr. Fusco, the material terms of which are summarized above under Item 1.01 of this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits

(c)           Exhibits

                Employment Agreement, dated December 7, 2004, between Aspen Technology, Inc. and Mark Fusco.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.
Date: December 13, 2004	By:	/s/ Charles F. Kane
Charles F. Kane Interim President and Chief Executive Officer, Senior Vice President—Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Employment Agreement, dated December 7, 2004, between Aspen Technology, Inc. and Mark Fusco.